Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS FIRST QUARTER RESULTS

First Quarter 2020 Highlights

•Net sales of $659.7 million in the first quarter, an increase of 11% year-over-year
•Net income declined $6.2 million, or 17.9%, to $28.2 million, or $1.12 per diluted share in the first quarter
•Adjusted net income declined $1.5 million, or 4.4%, to $32.9 million, or $1.31 per diluted share, in the first quarter, excluding a non-cash charge recognized in cost of sales related to the inventory fair value step-up for CURT, net of tax
•Adjusted EBITDA increased $8.9 million, or 13.5%, to $75.1 million in the first quarter
•Content per travel trailer and fifth-wheel RVs, adjusted to remove Furrion sales from prior periods, increased $89 year-over-year, or 3%, to $3,354 for the twelve months ended March 31, 2020
•Content per motorhome, adjusted to remove Furrion sales from prior periods, deceased $110 year-over-year, or 5%, to $2,327 for the twelve months ended March 31, 2020
•Adjacent industries OEM sales grew to $187.2 million, an increase of 10% year-over-year
•Aftermarket Segment sales grew to $127.3 million, an increase of 111% year-over-year
•International sales grew to $60.9 million, an increase of 81% year-over-year
•Completed the acquisition of Polyplastic Group for $95.8 million
•Quarterly dividend of $0.65 per share paid totaling $16.3 million

Elkhart, Indiana - May 5, 2020 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("LCI"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported first quarter 2020 results.

“We delivered an 11% increase in revenues during the first quarter of 2020, despite the about-face in demand that occurred late in the quarter. As we began the year, RV retail sales trended positively, largely outperforming industry expectations. In addition, our diversification strategy continued to bear fruit as we saw strong growth across our adjacent markets, aftermarket, and international businesses,” commented Jason Lippert, LCI Industries' President and Chief Executive Officer. “I am incredibly proud of our team for not only its superior execution during the quarter, but also the quick reaction to adjust to the production halt at most of our OEM customers, as well as many of our facilities across North America and Europe. As the world changed before our eyes, we took the crucial steps to protect the health and safety of our team members and implement cost management initiatives in an effort to help mitigate long-term impacts to the business.”

“The long-term fundamentals of our business are strong. Summer travel plans are being significantly altered for most consumers as air travel, cruise ships, and hotels are likely going to be less popular, at least in the near term. As a result, the outdoor recreational products business is expected to accelerate. RVs and boats provide attractive alternatives to vacation more safely as families are eager to get out of the house. At the same time, RVing and boating offer a great solution to social distancing for families that want to travel the country and experience the great outdoors. In this new normal, our strong competitive position and innovative products have supported better-than-expected results for April as well as OEM orders already received for May,” continued Mr. Lippert. “In the near-term, we remain focused on navigating the current environment, advancing our diversification strategy, successfully integrating our latest acquisitions, and maintaining our investment in R&D. We feel confident we have the necessary infrastructure, balance sheet, and leadership to navigate this crisis and emerge a stronger company.”

First Quarter 2020 Results

Consolidated net sales for the first quarter of 2020 were $659.7 million, an increase of 11 percent from 2019 first quarter net sales of $592.2 million. Net income in the first quarter of 2020 was $28.2 million, or $1.12 per diluted share, compared to net income of $34.4 million, or $1.38 per diluted share, in the first quarter of 2019. Adjusted net income in the first quarter of 2020 was $32.9 million, or $1.31 per diluted share, excluding a non-cash charge recognized in cost of sales related to the inventory fair value step-up for CURT, net of tax. Adjusted EBITDA in the first quarter of 2020 was $75.1 million, compared to adjusted EBITDA of $66.2 million in the first quarter of 2019. Additional information regarding adjusted net income, adjusted diluted net income per common share, and adjusted EBITDA, as well as reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, are provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the first quarter of 2020 reflects acquisitions and organic growth across the Company's adjacent industries OEM, aftermarket and international markets, partially offset by the impact of customer shutdowns in response to the spread of COVID-19. Net sales from acquisitions completed by the Company contributed $99.5 million in the first quarter of 2020.

The Company's content per travel trailer and fifth-wheel RV, adjusted to remove Furrion sales from prior periods, for the twelve months ended March 31, 2020, increased $89 to $3,354, compared to $3,265 for the twelve months ended March 31, 2019. The content increase in towables was a result of organic growth, including new product introductions, partially offset by price reductions. The Company's content per motorhome RV, adjusted to remove Furrion sales from prior periods, for the twelve months ended March 31, 2020, decreased $110 to $2,327, compared to $2,437 for the twelve months ended March 31, 2019. The content decrease in motorhomes was primarily a result of the wholesale mix shifting to smaller units.

April 2020 Results

April 2020 consolidated net sales were approximately $52 million, down 76 percent from April 2019 as the majority of our manufacturing locations were closed during the month.

Current expectations are that many of the OEM customers we supply are planning to resume operations in early May 2020 at reduced capacity to fulfill retail dealer backlog orders. The Company resumed operations to varying degrees for the majority of its facilities on May 4, 2020, to meet the demand requirements of its customers. The current plans are subject to change as the ultimate duration and impact of the COVID-19 outbreak on the Company's and its customers' operations is presently unclear. The anticipated increase in sales, along with the significant cost reduction actions taken by the Company, are expected to result in positive cash flows for May, offsetting the net cash outflow resulting from production suspensions in April.

Income Taxes

The Company's effective tax rate was 27.8 percent for the quarter ended March 31, 2020, compared to 24.0 percent for the quarter ended March 31, 2019. The effective tax rate was higher primarily due to a year-over-year reduction in the excess tax benefits related to the vesting of equity-based compensation awards, a reduction of income before income taxes, and an increase in non-deductible expenses.

Balance Sheet and Other Items

At March 31, 2020, the Company's cash and cash equivalents balance was $98.0 million, up from the balance of $35.4 million at the beginning of the year. The Company generated cash flows from operations of $44.8 million and used $95.8 million for acquisitions, $16.3 million for dividend payments to shareholders, and $8.0 million in capital expenditures for the three months ended March 31, 2020. The Company's outstanding debt was $768.8 million at March 31, 2020, and the Company remained in compliance with its debt covenants. The Company believes it has adequate liquidity to meet operating needs for the foreseeable future.

Conference Call & Webcast

LCI will host a conference call to discuss its first quarter results on Tuesday, May 5, 2020, at 8:30 a.m. Eastern time, which may be accessed by dialing (877) 668-4883 for participants in the U.S./Canada or (825) 312-2360 for participants outside the U.S./Canada using the required conference ID 7579507. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (800) 585-8367 for participants in the U.S./Canada or (416) 621-4642 for participants outside the U.S./Canada and referencing access code 7579507. A replay of the webcast will be available on the Company's website immediately following the conclusion of the call.

About LCI Industries

From over 90 manufacturing and distribution facilities located throughout North America and Europe, LCI Industries, through its wholly-owned subsidiary, LCI, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, consumer demand, integration of acquisitions, R&D investments, and resumption of normal operations, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2020	2019	Months
(In thousands, except per share amounts)

Net sales	$659,670	$592,172	$2,438,980
Cost of sales	501,065	459,578	1,873,767
Gross profit	158,605	132,594	565,213
Selling, general and administrative expenses	114,339	84,839	368,492
Operating profit	44,266	47,755	196,721
Interest expense, net	5,197	2,507	11,486
Income before income taxes	39,069	45,248	185,235
Provision for income taxes	10,855	10,882	44,878
Net income	$28,214	$34,366	$140,357

Net income per common share:
Basic	$1.13	$1.38	$5.60
Diluted	$1.12	$1.38	$5.58

Weighted average common shares outstanding:
Basic	25,075	24,914	25,046
Diluted	25,143	24,929	25,154

Depreciation and amortization	$24,614	$18,449	$81,523
Capital expenditures	$7,955	$24,442	$41,715

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2020	2019	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$307,108	$316,871	$1,266,955
Motorhomes	38,087	45,000	148,710
Adjacent Industries OEMs	187,162	169,909	676,813
Total OEM Segment net sales	532,357	531,780	2,092,478
Aftermarket Segment:
Total Aftermarket Segment net sales	127,313	60,392	346,502
Total net sales	$659,670	$592,172	$2,438,980

Operating profit:
OEM Segment	$43,189	$40,408	$168,071
Aftermarket Segment (1)	1,077	7,347	28,650
Total operating profit	$44,266	$47,755	$196,721

Depreciation and amortization:
OEM Segment depreciation	$12,060	$11,470	$46,610
Aftermarket Segment depreciation	3,140	1,109	7,611
Total depreciation	$15,200	$12,579	$54,221

OEM Segment amortization	$6,423	$5,239	$21,971
Aftermarket Segment amortization	2,991	631	5,331
Total amortization	$9,414	$5,870	$27,302

(1) March 31, 2020 results include a non-cash charge for inventory fair value step-up of $6.2 million related to CURT purchase accounting.

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	March 31,	December 31,
	2020	2019
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$97,999	$35,359
Accounts receivable, net of allowances of $4,568 and $3,144 at March 31, 2020 and December 31, 2019, respectively	280,952	199,976
Inventories, net	350,514	393,607
Prepaid expenses and other current assets	39,934	41,849
Total current assets	769,399	670,791
Fixed assets, net	372,113	366,309
Goodwill	399,360	351,114
Other intangible assets, net	377,932	341,426
Operating lease right-of-use assets	101,968	98,774
Other assets	30,441	34,181
Total assets	$2,051,213	$1,862,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term indebtedness	$18,299	$17,883
Accounts payable, trade	137,792	99,262
Current portion of operating lease obligations	23,389	21,693
Accrued expenses and other current liabilities	120,557	132,420
Total current liabilities	300,037	271,258
Long-term indebtedness	750,519	612,906
Operating lease obligations	81,871	79,848
Deferred taxes	47,600	35,740
Other long-term liabilities	63,383	62,171
Total liabilities	1,243,410	1,061,923
Total stockholders’ equity	807,803	800,672
Total liabilities and stockholders’ equity	$2,051,213	$1,862,595

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2020	2019
(In thousands)
Cash flows from operating activities:
Net income	$28,214	$34,366
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	24,614	18,449
Stock-based compensation expense	3,295	3,733
Other non-cash items	(2,231)	611
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(74,776)	(57,753)
Inventories, net	40,883	16,052
Prepaid expenses and other assets	6,350	10,268
Accounts payable, trade	31,878	11,581
Accrued expenses and other liabilities	(13,468)	15,278
Net cash flows provided by operating activities	44,759	52,585
Cash flows from investing activities:
Capital expenditures	(7,955)	(24,442)
Acquisitions of businesses, net of cash acquired	(95,766)	—
Other investing activities	1,972	61
Net cash flows used in investing activities	(101,749)	(24,381)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(4,517)	(6,348)
Proceeds from revolving credit facility borrowings	247,154	175,660
Repayments under revolving credit facility borrowings	(102,330)	(182,720)
Repayments under term loan borrowings	(3,750)	—
Payment of dividends	(16,321)	(14,999)
Other financing activities	(391)	(157)
Net cash flows provided by (used in) financing activities	119,845	(28,564)
Effect of exchange rate changes on cash and cash equivalents	(215)	(251)
Net increase (decrease) in cash and cash equivalents	62,640	(611)
Cash and cash equivalents at beginning of period	35,359	14,928
Cash and cash equivalents at end of period	$97,999	$14,317

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended
	March 31,			Last Twelve
	2020		2019	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	88.0		84.8	352.7
Motorhome RVs	10.1		12.8	44.0
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	78.9	(2)	77.4	399.8	(2)
Impact on dealer inventories	9.1	(2)	7.4	(47.1)	(2)
Motorhome RVs	9.6	(2)	9.7	45.8	(2)

	Twelve Months Ended
	March 31,
	2020		2019
LCI Content Per Industry Unit Produced: (3)
Travel trailer and fifth-wheel RV	$3,354		$3,265
Motorhome RV	$2,327		$2,437

	March 31,			December 31,
	2020		2019	2019
Balance Sheet Data:
Current ratio	2.6		3.0	2.5
Total indebtedness to stockholders' equity	0.9		0.4	0.8
Days sales in accounts receivable, based on last twelve months	26.6		24.2	24.2
Inventory turns, based on last twelve months	5.5		6.2	6.2

	2020
Estimated Full Year Data:
Capital expenditures	$ 20 - $ 30 million
Depreciation and amortization	$ 95 - $ 105 million
Stock-based compensation expense	$ 13 - $ 18 million
Annual tax rate	25% - 27%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) March 2020 retail sales data for RVs has not been published yet, therefore 2020 retail data for RVs includes an estimate for March 2020 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) The content figures presented were adjusted to remove Furrion sales from prior periods, as the Furrion distribution and supply agreement was terminated effective December 31, 2019.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to adjusted net income and diluted net income per common share to adjusted diluted net income per common share.

	Three Months Ended March 31,
	2020	2019
(In thousands, except per share amounts)
Net income	$28,214	$34,366
Non-cash charge for inventory fair value step-up	6,243	—
Income tax impact of inventory fair value step-up	(1,518)	—
Adjusted net income	$32,939	$34,366

Diluted net income per common share	$1.12	$1.38
Non-cash charge for inventory fair value step-up	0.25	—
Income tax impact of inventory fair value step-up	(0.06)	—
Adjusted diluted net income per common share	$1.31	$1.38

The following table reconciles net income to EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
	2020	2019
(In thousands)
Net income	$28,214	$34,366
Interest expense, net	5,197	2,507
Provision for income taxes	10,855	10,882
Depreciation expense	15,200	12,579
Amortization expense	9,414	5,870
EBITDA	68,880	66,204
Non-cash charge for inventory fair value step-up	6,243	—
Adjusted EBITDA	$75,123	$66,204

In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of adjusted net income, adjusted diluted net income per common share, and adjusted EBITDA to illustrate and improve comparability of its results from period to period. Adjusted net income is defined as net income adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT and related tax impacts during the three months ended March 31, 2020. Adjusted diluted net income per common share is defined as net income per common share adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT and related tax impacts during the three months ended March 31, 2020. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT during the three months ended March 31, 2020. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.